EXHIBIT 2.1

                                                                 EXECUTION COPY




                           PURCHASE AND SALE AGREEMENT

                                 by and between

                           MIRANT INVESTMENTS UK, LTD.

                                    as Seller

                                       and

                               TOWERWEAVE LIMITED

                                  as Purchaser

      for the Sale of Shares of Western Power Distribution Holdings Limited

                          Dated as of September 6, 2002






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                                TABLE OF CONTENTS

                                                                     Page

ARTICLE 1      DEFINITIONS.............................................2

      SECTION 1.1    CERTAIN DEFINED TERMS.............................2

      SECTION 1.2    CERTAIN INTERPRETIVE MATTERS......................5

ARTICLE 2      PURCHASE AND SALE.......................................6

      SECTION 2.1    PURCHASE AND SALE.................................6

ARTICLE 3      CLOSING; PURCHASE PRICE.................................6

      SECTION 3.1    CLOSING...........................................6

      SECTION 3.2    PURCHASE PRICE....................................8

      SECTION 3.3    WPDH SHARES HELD IN TRUST.........................9

ARTICLE 4      REPRESENTATIONS AND WARRANTIES OF SELLER................9

      SECTION 4.1    ORGANIZATION AND EXISTENCE........................9

      SECTION 4.2    EXECUTION AND DELIVERY............................9

      SECTION 4.3    OWNERSHIP AND ENFORCEABILITY......................9

      SECTION 4.4    NO VIOLATION.....................................10

      SECTION 4.5    LITIGATION.......................................10

      SECTION 4.6    BROKERS..........................................10

      SECTION 4.7    CONSENTS AND APPROVALS...........................11

ARTICLE 5      REPRESENTATIONS AND WARRANTIES OF PURCHASER............11

      SECTION 5.1    ORGANIZATION AND EXISTENCE.......................11

      SECTION 5.2    EXECUTION, DELIVERY AND ENFORCEABILITY...........11

      SECTION 5.3    NO VIOLATION.....................................11

      SECTION 5.4    LITIGATION.......................................12

      SECTION 5.5    BROKERS..........................................12

      SECTION 5.6    FINANCING........................................12

      SECTION 5.7    DISCLAIMER OF REPRESENTATIONS AND WARRANTIES.....13

      SECTION 5.8    CHARACTERISTICS OF PURCHASER; NO DISTRIBUTION....13

      SECTION 5.9    CONSENTS AND APPROVALS...........................13

ARTICLE 6      COVENANTS OF EACH PARTY................................13

      SECTION 6.1    EXPENSES.........................................13

      SECTION 6.2    FURTHER ASSURANCES...............................14

      SECTION 6.3    TAX MATTERS......................................14


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      SECTION 6.4    ANNOUNCEMENTS....................................16

ARTICLE 7      OTHER AGREEMENTS.......................................16

      SECTION 7.1    SHAREHOLDERS' AGREEMENT..........................16

      SECTION 7.2    ARTICLES OF ASSOCIATION..........................16

      SECTION 7.3    OTHER AGREEMENTS.................................17

ARTICLE 8      GENERAL PROVISIONS.....................................17

      SECTION 8.1    SURVIVAL OF REPRESENTATIONS, WARRANTIES,
                     COVENANTS AND AGREEMENTS.........................17

      SECTION 8.2    ENTIRE DOCUMENT; MODIFICATION OR AMENDMENT.......17

      SECTION 8.3    SCHEDULES AND EXHIBITS...........................17

      SECTION 8.4    COUNTERPARTS.....................................18

      SECTION 8.5    SEVERABILITY.....................................18

      SECTION 8.6    ASSIGNABILITY....................................18

      SECTION 8.7    CAPTIONS.........................................18

      SECTION 8.8    GOVERNING LAW AND FORUM..........................18

      SECTION 8.9    NOTICES..........................................19

      SECTION 8.10   NO THIRD PARTY BENEFICIARIES.....................20

      SECTION 8.11   NO RELATIONSHIP..................................20

      SECTION 8.12   CONSTRUCTION OF AGREEMENT........................20

      SECTION 8.13   WAIVER OF COMPLIANCE.............................20

      SECTION 8.14   CONSENTS NOT UNREASONABLY WITHHELD...............20

      SECTION 8.15   TIME OF ESSENCE..................................20


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                             EXHIBITS AND SCHEDULES

ITEM                    DESCRIPTION

Schedule 1.1A           Knowledge of Seller

Schedule 1.1B           Knowledge of Purchaser

Schedule 1.1C           WPDH Shares

Schedule 3.1(a)(vi)     Officer and Director Resignations

Exhibit A               Purchaser Guaranty

Exhibit B               Seller Guaranty

Exhibit C               Consent and Agreement


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                           PURCHASE AND SALE AGREEMENT

      THIS PURCHASE AND SALE AGREEMENT, dated as of September 6, 2002, is made and entered into by and between MIRANT INVESTMENTS UK, LTD., a corporation formed under the laws of England and Wales ("Seller"), and TOWERWEAVE LIMITED, a corporation formed under the laws of England and Wales ("Purchaser") (each a "Party" and, collectively, the "Parties").

                                    RECITALS

            A. Seller is the legal and beneficial owner, and registered holder, of the WPDH Shares (as defined below).

            B. Seller desires to sell to Purchaser, and Purchaser desires to purchase and acquire from Seller, all of the WPDH Shares on the terms and subject to the conditions hereinafter set forth.

            C. Seller and Purchaser are entering into this Agreement to evidence their respective duties, obligations and responsibilities in respect of the purchase and sale of the WPDH Shares contemplated hereby (the "Transactions").

            D. Simultaneously with the execution and delivery by the Parties of this Agreement, Mirant Investments Europe UK, Inc., a Delaware corporation, and Mirant Holdings Europe UK, Inc., a Delaware corporation, and Purchaser are executing and delivering a Purchase and Sale Agreement in a form that is substantially the same as this Agreement (the "WPDI Purchase Agreement") and that provides for the sale by Mirant Investments Europe UK, Inc. and Mirant Holdings Europe UK, Inc. of all of the shares in WPD Investment Holdings Limited owned by them (the "WPDI Shares") to Purchaser.

            E. PPLG UK, a corporation formed under the laws of England and Wales ("PPLG"), is an Affiliate of Purchaser and owns capital shares of the Company.

            F. Simultaneously with the execution and delivery by the Parties of this Agreement, the Parties, PPLG and the Company are executing and delivering the Consent and Agreement (as defined below) terminating the Shareholders' Agreement (as defined below) and all other agreements relating to the Company between Seller and PPLG and Seller and the Company.

            G. Simultaneously with the execution and delivery by the Parties of this Agreement, the Purchaser Guarantor (as defined below) is executing and delivering the Purchaser Guaranty (as defined below) for the benefit of Seller, and the Seller Guarantor (as defined below) is executing and delivering the Seller Guaranty (as defined below) for the benefit of Purchaser.

      NOW, THEREFORE, in consideration of the foregoing recitals and the agreements contained herein, and for other good and valuable consideration, the


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receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

     SECTION 1.1.CERTAIN DEFINED TERMS. The following terms when used in this Agreement (or in the Schedules and Exhibits to this Agreement) with initial letters capitalized have the meanings set forth below:

            "Affiliate" of a specified Person means any other Person (other than the Company and its subsidiaries) that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the specified Person. For the purposes of this definition, "control," when used with respect to any specified Person, means the possession of the power to direct the management or policies of the specified Person, directly or indirectly, whether through the ownership of voting securities, partnership or limited liability company interests, by contract or otherwise.

            "Agreement" means this Purchase and Sale Agreement, together with the Schedules and Exhibits hereto.

            "Applicable Laws" means all statutes, rules, regulations, ordinances, orders and codes of any Governmental Authorities.

            "Business Day" means a day other than Saturday, Sunday or a day on which banks are authorized to be closed for business in New York, New York.

            "Closing" has the meaning set forth in Section 3.1.

            "Code" means the Internal Revenue Code of 1986, as amended and interpreted as of the date hereof, and all references to Treasury Regulations shall mean such regulations as they exist and are interpreted as of the date hereof.

            "Company" means Western Power Distribution Holdings Limited, a corporation formed under the laws of England and Wales, and formerly known as WPD 1953 Limited.

            "Consent and Agreement" means that certain Consent and Agreement of even date herewith substantially in the form of Exhibit C attached hereto among the Company, Seller, Purchaser and PPLG that is being executed and delivered by the parties thereto simultaneously with the execution and delivery of this Agreement.

            "Encumbrances" means any and all pledges, claims, liens, security interests, options, warrants, purchase rights, conditional and installment sales agreements, other third party rights or interests, encumbrances and charges of any kind.


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            "Governmental Authority" means: (a) any federal, state, local, foreign or other government; (b) any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory custodial, or authority or power with respect to Taxes; and (c) any court or governmental tribunal; provided, however, that it does not include Purchaser, Seller, any Affiliate thereof, or any of their respective successors in interest (if otherwise a Governmental Authority).

            "IRS" means the Internal Revenue Service.

            "Knowledge" or similar terms used in this Agreement with respect to a Party means: (a) in the case of Seller, the extent of the actual knowledge and the knowledge that would have been obtained after reasonable investigation or inquiry of the Persons listed in Schedule 1.1A; and (b) in the case of Purchaser, the extent of the actual knowledge and the knowledge that would have been obtained after reasonable investigation or inquiry of the Persons listed in
Schedule 1.1B.

            "Material Adverse Effect" means any event, circumstance or condition materially impairing a Party's authority, right, or ability to consummate the Transactions, or otherwise having a material adverse effect on the business, assets, liabilities (contingent or otherwise) or condition (financial or otherwise) of such Party, but excluding:

                 (1) any change (or changes taken together) or effect generally affecting the international or any national, regional or local electric generating, transmission or distribution industry as a whole and not adversely affecting the Company in any manner or degree materially different than other companies like the Company;

                 (2) any change (or changes taken together) or effect resulting from changes in the international or any national, regional or local wholesale or retail markets for electric power; or

                 (3) any order or act of any Governmental Authority applicable to providers of generation, transmission or distribution of electricity generally that imposes restrictions, regulations or other requirements thereon.

            Any determination as to whether any condition or other matter has a Material Adverse Effect shall be made only after taking into account all effective insurance coverages and effective indemnifications with respect to such condition or matter.

            "Person" means an individual, partnership, joint venture, corporation, limited liability company, trust, association or unincorporated organization, any Governmental Authority, or any other entity.

            "PPLG" has the meaning set forth in the Recitals to this Agreement.

            "Purchase Price" has the meaning set forth in Section 3.2.



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            "Purchaser" has the meaning set forth in the introductory paragraph of this Agreement.

            "Purchaser Guarantor" means PPL Energy Supply, LLC, an Affiliate of Purchaser.

            "Purchaser Guaranty" means that certain Guaranty, substantially in the form of Exhibit A, that is being executed and delivered by Purchaser Guarantor simultaneously with the execution and delivery of this Agreement.

            "Securities Act" has the meaning set forth in Section 5.8.

            "Seller" has the meaning set forth in the introductory paragraph of this Agreement.

            "Seller Guarantor" means Mirant Corporation, an Affiliate of Seller.

            "Seller Guaranty" means that certain Guaranty, substantially in the form of Exhibit B, that is being executed and delivered by Seller Guarantor simultaneously with the execution and delivery of this Agreement.

            "Shareholders' Agreement" means that certain Shareholders' Agreement, dated September 11, 2001, among Seller, PPLG and the Company (formerly known as WPD 1953 Limited), as amended from time to time.

            "Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code
Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property (including assessments, fees or other charges based on the use or ownership of real property), personal property, transactional, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated tax, or other tax of any kind whatsoever, or any liability for unclaimed property or escheatment under common law principles, including any interest, penalty or addition thereto, whether disputed or not, including, without limitation, any item for which liability arises as a transferee or successor-in-interest.

            "Tax Proceeding" has the meaning set forth in Section 6.3(c).

            "Tax Return" means any return, report, information return, declaration, claim for refund, or other document, together with all amendments and supplements thereto (including all related or supporting information), required to be filed with any Governmental Authority responsible for the administration of Applicable Laws governing Taxes.

            "Transactions" has the meaning set forth in the Recitals to this Agreement.



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            "Transfer Tax" means any sales Tax, transfer Tax, transaction Tax, conveyance fee, recording fee, use Tax, stamp Tax, stock transfer Tax or other similar Tax, including without limitation, any liability or obligation arising as a result of the Transactions, including any related penalties, interest and additions thereto.

            "WPDH Group" has the meaning set forth in Section 3.1(a)(vi).

            "WPDH Shares" means the capital shares of the Company described in
Schedule 1.1C.

            "WPDI Purchase Agreement" has the meaning set forth in the Recitals to this Agreement.

            "WPDI Shares" has the meaning set forth in the Recitals to this Agreement.

       SECTION 1.2.CERTAIN INTERPRETIVE MATTERS. In this Agreement, unless the context otherwise requires:

            (a) the singular number includes the plural number and vice versa;

            (b) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

            (c) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof;

            (d) reference to any Article, Section, Schedule or Exhibit means such Article, Section, Schedule or Exhibit of or to this Agreement, and references in any Article, Section, Schedule, Exhibit or definition to any clause means such clause of such Article, Section, Schedule, Exhibit or definition;

            (e) any accounting term used and not otherwise defined in this Agreement has the meaning assigned to such term in accordance with U.S. generally accepted accounting principles;

            (f) "hereunder," "hereof," "hereto" and words of similar import are references to this Agreement as a whole and not to any particular Section or other provision hereof or thereof;

            (g) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding or succeeding such term;



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            (h) relative to the determination of any period of time, "from"
means "from and including," "to" means "to but excluding" and "through" means "through and including;"

            (i) reference to any law (including statutes and ordinances) means such law as amended, modified codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder; and

            (j) any agreement, instrument, insurance policy, statute, regulation, rule or order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, statute, regulation, rule or order as from time to time amended, modified, or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein.

                                   ARTICLE 2

                                PURCHASE AND SALE

       SECTION 2.1.PURCHASE AND SALE. Upon the terms contained in this Agreement, Seller as legal and beneficial owner and with full title guarantee hereby sells, conveys, assigns, transfers and delivers to Purchaser, and Purchaser hereby purchases and accepts from Seller, all of the WPDH Shares with effect as of the Closing free from any Encumbrance and together with all accrued benefits and rights attached thereto. Seller waives or agrees to procure the waiver of any rights or restrictions conferred upon it or any other person which may exist in relation to the WPDH Shares under the articles of association of the Company or otherwise.

                                   ARTICLE 3

                             CLOSING; PURCHASE PRICE

       SECTION 3.1.CLOSING. The Parties shall cause the consummation of the Transactions (the "Closing") to occur concurrently with the execution of this Agreement. Each of Seller's obligation and Purchaser's obligation to make the deliveries set forth in this Section 3.1 is conditioned upon receipt by such Party of the other Party's closing deliveries set forth in this Section 3.1. Each of the closing deliveries are deemed to occur concurrently with each other.

            (a) DELIVERIES BY SELLER. Concurrently with the execution of this Agreement, Seller shall execute and deliver, or cause to be executed and delivered, to Purchaser the following:

                 (i) Certificates, evidencing all of the WPDH Shares, together with such other duly executed instruments as may be necessary in order to effect the valid transfer of full title to the WPDH Shares free and clear of all Encumbrances;


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                 (ii) Copies, certified as of the date hereof, by the Secretary or an Assistant Secretary of Seller, of (A) the Memorandum and Articles of Association of Seller and (B) resolutions of the governing board of Seller authorizing the execution and delivery by Seller of this Agreement, and authorizing or ratifying all of the other agreements and instruments to be executed and delivered by Seller in connection herewith;

                 (iii) Copies, certified as of the date hereof, by the Secretary or an Assistant Secretary of the Seller Guarantor, of (A) the certificate of incorporation and by-laws of the Seller Guarantor and (B) resolutions of the board of directors or committee thereof of the Seller Guarantor authorizing the execution and delivery by the Seller Guarantor of the Seller Guaranty (which resolution need not specifically identify the Transaction);

                 (iv) A certificate, dated as of the date hereof, of the Secretary or an Assistant Secretary of Seller identifying the name and title and bearing the signatures of the individuals authorized by Seller to execute and deliver this Agreement and the other agreements and instruments contemplated hereby;

                 (v) A certificate, dated as of the date hereof, of the Secretary or an Assistant Secretary of the Seller Guarantor identifying the name and title and bearing the signature of the individual authorized by the Seller Guarantor to execute and deliver the Seller Guaranty;

                 (vi) Written resignations or terminations duly executed as deeds of each of the directors and officers of the Company and its subsidiaries (the "WPDH Group") set forth on Schedule 3.1(a)(vi), effective as of the Closing containing a confirmation that they have no claims (whether statutory, contractual or otherwise, but excluding any claims for indemnification under the Articles of Association of the Company or any other instrument, agreement or document in effect prior to the Closing) against any member of the WPDH Group for compensation for loss of office or termination of employment or for unpaid remuneration or otherwise together with delivery to Purchaser of all property of any member of the WPDH Group in their possession or under their control;

                 (vii) A receipt, dated as of the date hereof, duly executed by Seller and acknowledging receipt by Seller of the Purchase Price;

                 (viii) The Seller Guaranty, duly executed by the Seller Guarantor;

                 (ix) The Consent and Agreement, duly executed by Seller;

                 (x) An affidavit and full indemnity relating to the lost certificates numbered 1 and 2 representing the WPDH Shares and the issuance by the Company to Seller of replacement certificates; and


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                 (xi) Any other documents or instruments reasonably required by
Purchaser to transfer to Purchaser full title to the WPDH Shares and reasonably requested of Seller prior to the date hereof.

            (b) DELIVERIES BY PURCHASER. Concurrently with the execution of this Agreement, Purchaser shall deliver, or cause to be delivered, to Seller the following:

                 (i) The Purchase Price, by wire transfer of immediately available funds to an account or accounts previously designated in writing by Seller;

                 (ii) Copies, certified as of the date hereof, by the Secretary or an Assistant Secretary or Director of Purchaser, of (A) the Memorandum and Articles of Association of Purchaser and (B) resolutions of the governing board of Purchaser or its Affiliate PPL Global, LLC authorizing the execution and delivery by Purchaser of this Agreement, and authorizing or ratifying all of the other agreements and instruments to be executed and delivered by Purchaser in connection herewith;

                 (iii) Copies, certified as of the date hereof, by the Secretary or an Assistant Secretary of the Purchaser Guarantor, of (A) the certificate of formation and limited liability company agreement of the Purchaser Guarantor and
(B) resolutions of the board of directors or committee thereof of the Purchaser Guarantor authorizing the execution and delivery by the Purchaser Guarantor of the Purchaser Guaranty (which resolution need not specifically identify the Transaction);

                 (iv) A certificate, dated as of the date hereof, of the Secretary or an Assistant Secretary or Director of Purchaser identifying the name and title and bearing the signatures of the individuals authorized by Purchaser to execute and deliver this Agreement and the other agreements and instruments contemplated hereby;

                 (v) A certificate, dated as of the date hereof, of the Secretary or an Assistant Secretary of the Purchaser Guarantor identifying the name and title and bearing the signature of the individual authorized by the Purchaser Guarantor to execute and deliver the Purchaser Guaranty;

                 (vi) The Purchaser Guaranty, duly executed by the Purchaser Guarantor;

                 (vii) The Consent and Agreement, duly executed by the Company, Purchaser and PPLG; and

                 (viii) Any other documents or instruments reasonably required by Seller to consummate the Transactions and reasonably requested of Purchaser prior to the date hereof.

       SECTION 3.2.PURCHASE PRICE. Subject to the terms of Section 6.1 hereof, the purchase price for the WPDH Shares shall be TWO HUNDRED, THIRTY-FIVE MILLION U.S. DOLLARS (U.S.$235,000,000.00) (the "Purchase Price").


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       SECTION 3.3.WPDH SHARES HELD IN TRUST. Seller acknowledges that, immediately following the Closing until such time as the transfer of the WPDH Shares has been registered in the register of members of the Company, Seller will hold those WPDH Shares registered in its name in trust for and as nominee for Purchaser or its nominees and undertakes to hold all dividends and distributions and exercise all voting rights available in respect of those WPDH Shares in accordance with the directions of Purchaser or its nominees, and if Seller is in breach of the undertakings contained in this Section 3.3, Seller irrevocably authorizes Purchaser to appoint some person or persons to execute all instruments or proxies (including consents to short notice) or other documents which Purchaser or its nominees may reasonably require and which may be necessary to enable Purchaser or its nominees to attend and vote at general meetings of the Company and to do any thing or things necessary to give effect to the rights contained in this Section 3.3.

                                   ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF SELLER

       Seller represents and warrants to Purchaser as follows:

       SECTION 4.1.ORGANIZATION AND EXISTENCE. Seller is a corporation duly formed and validly existing under the laws of England and Wales.

       SECTION 4.2.EXECUTION AND DELIVERY. Seller has all requisite power and authority to execute and deliver, and to perform its obligations under, this Agreement and to consummate the Transactions. The execution, delivery and performance by Seller of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary action required on the part of Seller, and no other proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the Transactions.

       SECTION 4.3.OWNERSHIP AND ENFORCEABILITY. (a) Seller owns, as legal and beneficial owner, all of the WPDH Shares free and clear of any Encumbrances. Upon consummation of the Transactions, Seller shall have transferred to Purchaser all of Seller's outstanding legal and beneficial interests in and to the capital stock of the Company (including all such interests in the unissued share capital of the Company). Since the date of issuance by the Company to Seller, or transfer to Seller, of shares of capital stock in the Company, Seller has not transferred any shares of capital stock in the Company to any Person other than to Purchaser, and to Seller's Knowledge, no person has claimed to be entitled to an Encumbrance in relation to any of the WPDH Shares.

            (b) Seller acknowledges that it lost the original certificates issued to it by the Company representing the WPDH Shares (being certificates number 1 and number 2) and was issued replacement certificates on September 2, 2002.

            (c) Assuming Purchaser's due authorization, execution and delivery of this Agreement, this Agreement constitutes the valid and legally binding obligations of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors' rights and by general equitable principles.

       SECTION 4.4.NO VIOLATION. Neither the execution or delivery by Seller of this Agreement, nor Seller's compliance with any provision hereof, nor Seller's consummation of the Transactions:

            (a) violates, or conflicts with, or results in a breach of any provisions of the Memorandum and Articles of Association of Seller;

            (b) results in a default (or gives rise to any right of termination, cancellation or acceleration) under, or conflicts with any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, license, or agreement or other instrument or obligation to which Seller is a party or by which Seller may be bound, except for such defaults (or rights of termination or acceleration) as to which requisite waivers or consents have been obtained, or which would not, individually or in the aggregate, result in a Material Adverse Effect on Seller;

            (c) violates any law, rule, regulation, order, writ, injunction, or decree, applicable to Seller, except where such violations, individually or in


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the aggregate, would not result in a Material Adverse Effect on Seller, and will not affect the validity or enforceability of this Agreement or the validity of the Transactions; or

            (d) requires the consent or approval of, filing with, or notice to any Person which, if not obtained, would prevent Seller from performing its obligations hereunder.

       SECTION 4.5.LITIGATION. There is no claim, action, proceeding or investigation pending or to Seller's Knowledge, threatened against or relating to Seller or its Affiliates before any court, arbitrator or Governmental Authority, or any judgment, decree or order of any court, arbitrator or Governmental Authority, which would, individually or in the aggregate, reasonably be expected to result, or has resulted, in:

            (a) the institution of legal proceedings to prohibit or restrain the performance of this Agreement or the consummation of the Transactions by Seller;

            (b) a claim against Purchaser or its Affiliates for damages as a result of Seller entering into this Agreement or the consummation by Seller of the Transactions;

            (c) a material impairment of Seller's ability to perform its obligations under this Agreement; or

            (d) a Material Adverse Effect on Seller.

       SECTION 4.6.BROKERS. All negotiations relating to this Agreement or the Transactions for the benefit of Seller have been carried on by Seller or its Affiliates in such a manner as not to give rise to any valid claim against


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Purchaser or the Company (by reason of Seller's actions) for any brokerage commission, finder's fee, financial advisory fee or other like payment to any Person.

       SECTION 4.7.CONSENTS AND APPROVALS. No consent, approval, authorization, or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement by Seller or for or in connection with the consummation of the Transactions and performance of the terms and conditions contemplated hereby by Seller.

                                    ARTICLE 5

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

       Purchaser represents and warrants to Seller as follows:

       SECTION 5.1.ORGANIZATION AND EXISTENCE. Purchaser is a corporation duly formed and validly existing under the laws of England and Wales.

       SECTION 5.2.EXECUTION, DELIVERY AND ENFORCEABILITY. Purchaser has all requisite power and authority to execute and deliver, and to perform its obligations under, this Agreement and to consummate the Transactions. The execution, delivery and performance by Purchaser of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary action required on the part of Purchaser, and no other proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate the Transactions. Assuming Seller's due authorization, execution and delivery of this Agreement, this Agreement constitutes the valid and legally binding obligations of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors' rights and by general equitable principles.

       SECTION 5.3.NO VIOLATION. Neither the execution or delivery by Purchaser of this Agreement, nor Purchaser's compliance with any provision hereof, nor Purchaser's consummation of the Transactions:

            (a) violates, or conflicts with, or results in a breach of any provisions of the Memorandum and Articles of Association of Purchaser;

            (b) results in a default (or gives rise to any right of termination, cancellation or acceleration) under or conflicts with any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, or agreement or other instrument or obligation to which Purchaser is a party or by which Purchaser may be bound, except for such defaults (or rights of termination or acceleration) as to which requisite waivers or consents have been obtained, or which would not, individually or in the aggregate, result in a Material Adverse Effect on Purchaser;

            (c) violates any law, rule, regulation, order, writ, injunction, or decree, applicable to Purchaser or any of its assets, except where such violations, individually or in the aggregate, would not result in a Material Adverse Effect on Purchase and will not affect the validity or enforceability of this Agreement or the validity of the Transactions; or

            (d) requires the consent or approval of, filing with, or notice to any Person which, if not obtained, would prevent Purchaser from performing its obligations hereunder.

       SECTION 5.4.LITIGATION. To Purchaser's Knowledge, there is no claim, action, proceeding or investigation pending or, to Purchaser's Knowledge, threatened against or relating to Purchaser or its Affiliates before any court, arbitrator or Governmental Authority, or any judgment, decree or order of any court, arbitrator or Governmental Authority, which would, individually or in the aggregate, reasonably be expected to result, or has resulted, in:

            (a) the institution of legal proceedings to prohibit or restrain the performance of this Agreement or the consummation of the Transactions by Purchaser;

            (b) a claim against Seller or its Affiliates for damages as a result of Purchaser entering into this Agreement or the consummation by Purchaser of the Transactions;

            (c) a material impairment of Purchaser's ability to perform its obligations under this Agreement; or

            (d) a Material Adverse Effect on Purchaser.

       SECTION 5.5.BROKERS.All negotiations relating to this Agreement or the Transactions for the benefit of Purchaser have been carried on by Purchaser or its Affiliates in such a manner as not to give rise to any valid claim against Seller (by reason of Purchaser's actions) for any brokerage commission, finder's fee or other like payment to any Person.

       SECTION 5.6.FINANCING. Purchaser has access to liquid capital or committed sources therefor sufficient to permit Purchaser to pay the Purchase Price at the Closing.

       SECTION 5.7.DISCLAIMER OF REPRESENTATIONS AND WARRANTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, PURCHASER UNDERSTANDS AND AGREES THAT SELLER EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AT COMMON LAW, STATUTORY, OR OTHERWISE AS TO (I) LIABILITIES, OR (II) THE OPERATION OR CONDITION OF, OR ANY OTHER MATTER OF ANY KIND WHATSOEVER RELATING TO, THE ASSETS OF THE COMPANY. PURCHASER FURTHER AGREES THAT NO INFORMATION OR MATERIAL PROVIDED BY OR COMMUNICATION MADE BY SELLER OR ANY REPRESENTATIVE OF SELLER WILL CONSTITUTE, CREATE OR OTHERWISE CAUSE TO EXIST ANY REPRESENTATION OR WARRANTY DISCLAIMED BY THE FOREGOING.

       SECTION 5.8.CHARACTERISTICS OF PURCHASER; NO DISTRIBUTION. Purchaser is an experienced and knowledgeable investor in the international power generation, transmission, distribution and development business. Prior to entering into this Agreement, Purchaser was advised by its counsel, accountants, financial advisors, and such other Persons it has deemed appropriate concerning this Agreement and has relied solely on Seller's representations and warranties expressly contained herein and an independent investigation and evaluation of, and appraisal and judgment with respect to the assets, liabilities, results of operations, condition (financial or otherwise), and prospects of the Company, and the revenue, price, and expense assumptions applicable thereto. Purchaser hereby acknowledges that the WPDH Shares are not registered under the United States Securities Act of 1933, as amended (the "Securities Act"), or registered or qualified for sale under any state securities laws and cannot be resold without registration thereunder or exemption therefrom. Purchaser is an "accredited investor," as such term is defined in Regulation D of the Securities Act and will acquire the WPDH Shares for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act, and the rules and regulations thereunder, any applicable state "blue sky" laws or any other applicable securities laws. Purchaser has sufficient knowledge and experience in financial and business matters to enable it to evaluate the risks of investment in the WPDH Shares and has the ability to bear the economic risk of this investment .

       SECTION 5.9.CONSENTS AND APPROVALS. No consent, approval, authorization, or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement by Purchaser or for or in connection with the consummation of the Transactions and performance of the terms and conditions contemplated hereby by Purchaser.

                                   ARTICLE 6

                             COVENANTS OF EACH PARTY

       SECTION 6.1.EXPENSES. Except as otherwise provided in any other provision of this Agreement, all costs and expenses incurred in connection with this

Agreement and the Transactions shall be paid by the Party incurring such expenses. Notwithstanding the foregoing, all Transfer Taxes incurred in connection with this Agreement and the Transactions shall be shared equally by Seller and Purchaser. Accordingly, Purchaser is offsetting $587,500 from the Purchase Price being delivered pursuant to this Agreement for payment of Seller's share of such Transfer Taxes. Purchaser shall within ten (10) Business Days following the date of this Agreement pay such Transfer Taxes, and as soon as reasonably practicable upon payment of all such Transfer Taxes, Purchaser will provide Seller with copies of documentation evidencing such payment. In the event that Seller's share of all such Transfer Taxes is less than $587,500, Purchaser shall promptly refund to Seller (and in any event within 10 days of Purchaser's receipt of final documentation) such difference. In the event that Seller's share of all such Transfer Taxes is greater than $587,500, Seller shall promptly submit to Purchaser (and in any event within 10 days of Seller's receipt of final documentation) such difference.

       SECTION 6.2.FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, each of the Parties hereto will use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws to consummate and make effective the sale of WPDH Shares pursuant to this Agreement. Purchaser will use its commercially reasonable efforts to assist Seller in obtaining from the Gas and Electricity Market Authority (or other applicable Governmental Authority) confirmation that Seller is released from the obligations contained in the undertaking provided pursuant to the Electricity Distribution License:
Standard Conditions, conditions 24(2) and 45 (or their predecessors). From time to time after the date hereof, without further consideration, Seller will execute and deliver such documents to Purchaser as Purchaser may reasonably request in order to vest more effectively in Purchaser title to the WPDH Shares. From time to time after the date hereof, Purchaser will execute and deliver such documents to Seller as Seller may reasonably request in order to consummate more effectively the sale of the WPDH Shares pursuant to this Agreement. For a period of three years from the date hereof, upon the written request of Seller and subject to the confidentiality provision set forth in the Consent and Agreement, Purchaser agrees to make reasonably available, and to cause its Affiliates to make reasonably available, at the sole cost and expense of Seller, such Company accounting records and information relating to the period prior to the Closing as may be necessary for audits and internal compliance matters for Seller and its Affiliates (other than the Company).

       SECTION 6.3.TAX MATTERS.

            (a) All Transfer Taxes incurred in connection with this Agreement and the Transactions shall be paid as provided in Section 6.1. Purchaser will file, to the extent required by Applicable Laws, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and Seller will be entitled to review such returns in advance and such Tax Returns shall be subject to Seller's approval (which shall not be unreasonably withheld or delayed). To the extent required by Applicable Laws, but subject to such review and approval, Seller or any of its Affiliates will join in the execution of any such Tax Returns or other documentation. Any refund of Transfer Taxes paid by Seller shall be for the benefit of Seller. Purchaser shall promptly notify Seller of any refund of such Transfer Taxes.

            (b) Any Tax Return to be prepared pursuant to the provisions of this
Section 6.3(b) shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns, except for changes required by changes in Applicable Laws or fact. Purchaser shall not file an amended Tax Return for the Company, or any subsidiary thereof, for any period ending on or prior to the date hereof without the consent of Seller, which shall not be unreasonably withheld or delayed. The parties, agree, however, that Seller, in its sole discretion, may refuse to consent to the filing of such an amended Tax Return which would have the effect of increasing the Taxes owed by Seller or any of its Affiliates. The filing of any Tax Returns, or the payment of any Taxes described in this Section 6.3(b) shall be made on a timely basis in accordance with Applicable Laws.

            (c) Each Party shall provide the other Party with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, or any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to any liability for Taxes (a "Tax Proceeding"), and each will retain and provide the requesting Party with any records or information which may be relevant to such Tax Return, or Tax Proceeding. Any reasonable and documented third party costs and out-of-pocket expenses incurred in providing such assistance shall be borne by the requesting party. Any information obtained pursuant to this Section 6.3 or pursuant to any other Section hereof providing for the sharing of information relating to or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the Parties.

            (d) The Parties hereby agree to conduct an interim closing of the books and records of the Company, as authorized under Section 706 of the Code and the rules and Treasury Regulations thereunder, effective as of the close of business on September 6, 2002. Purchaser represents, warrants and covenants that neither it nor any of its Affiliates shall take any action during the period between and including the Closing Date and December 31, 2002, which affects or shall affect the amount of any Taxes owed or accrued by the Seller or any of its Affiliates arising from a dual consolidated loss (as defined in the Code and the Treasury Regulations thereunder); provided that this Section 6.3(d) shall not apply to the amount of any Taxes owed or accrued by the Seller or any of its Affiliates arising from the joint tax planning undertaken by the Purchaser and the Seller to eliminate the dual consolidated loss arising from the deduction of worthless debt.

            (e) The Parties hereby authorize the filing of an election with the IRS under Section 754 of the Code with respect to the transfer of the WPDH Shares pursuant to this Agreement.

            (f) Seller hereby agrees to provide to Purchaser, as promptly as practicable following the Closing but in no event later than June 30, 2003, a draft statement setting forth the aggregate amounts of (i) undistributed earnings and profits of WPDH and its Affiliates included in gross income by

Seller and its Affiliates pursuant to Sections 951 and 1248 of the Code which are attributable to the transfer of the WPDH Shares pursuant to this Agreement, and (ii) reductions in applicable foreign tax pools for all periods through and including the date hereof which are attributable to the transfer of the WPDH Shares pursuant to this Agreement, and a final statement setting forth both such amounts no later than August 15, 2003.

            (g) Seller and Purchaser shall have joint control over the filing of the U.S. partnership Tax Return for the Company for the portion of taxable year 2002 ending as of the close of business on September 6, 2002.

            (h) Purchaser agrees that, in the event Purchaser or the Company receives a notice in writing of any examination, claim, settlement, proposed adjustment, administrative or judicial proceeding, or other matter related to any Taxes for any year prior to or including September 6, 2002, Purchaser will notify Seller in writing promptly after receipt of such notice. Purchaser shall be entitled to control any tax contest, but Seller shall have the opportunity to attend meetings with tax officials and to comment on any written submissions before they are submitted. Suggestions by the Seller about the conduct of the contest shall be considered in good faith by the Purchaser, but the Purchaser shall make the final decision on whether, how long and in what manner to contest the disputed tax liability.

       SECTION 6.4.ANNOUNCEMENTS. The Parties shall consult each other prior to issuing any press releases with respect to this Agreement or the Transaction and shall not issue any such press releases prior to such consultation, except as may be required by Applicable Law or stock exchange rules. The obligations set forth in this Section 6.4 shall survive for a period of 10 Business Days following the date hereof.

                                   ARTICLE 7

                                OTHER AGREEMENTS

       SECTION 7.1.SHAREHOLDERS' AGREEMENT. The Parties hereby acknowledge that the Shareholders' Agreement has been terminated in accordance with the Consent and Agreement.

       SECTION 7.2.ARTICLES OF ASSOCIATION. By execution and delivery of the Consent and Agreement, the Seller, Purchaser and PPLG approve in writing this transfer of ordinary shares of the Company and agree that such transfer is to be treated as satisfying all requirements regarding the transfer of such shares set forth in the Articles of Association of the Company.

       SECTION 7.3.OTHER AGREEMENTS. The Parties hereby agree that (a) any and all agreements between the Company and Seller or Seller's Affiliates, and (b) any and all agreements by and among Seller and Purchaser or their Affiliates relating to the Company, excluding this Agreement, the Purchaser Guaranty, the Seller Guaranty and the Consent and Agreement, are hereby terminated and shall be of no further effect.

                                    ARTICLE 8

                               GENERAL PROVISIONS

       SECTION 8.1.SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. Except as otherwise provided in this Agreement, the representations, warranties, covenants, and agreements of Seller and Purchaser contained in this Agreement shall survive the Closing for a period of one year after the date hereof and thereafter shall terminate and be of no further force or effect; provided, however, that any claims first asserted in writing within the applicable period (whether or not the amount of any such claim has become ascertainable within such period) shall not thereafter be time barred other than by any applicable statute of limitations. Notwithstanding the foregoing, the representations and warranties set forth in Section 4.3 shall survive the Closing indefinitely.

       SECTION 8.2.ENTIRE DOCUMENT; MODIFICATION OR AMENDMENT. This Agreement (including the Exhibits and Schedules to this Agreement), the Seller Guaranty, the Purchaser Guaranty, and the Consent and Agreement contain the entire agreement between the Parties with respect to the Transactions, and supersede all negotiations, representations, warranties, commitments, offers, contracts and writings prior to the execution date of this Agreement, written or oral. No modification or amendment of any provision of this Agreement shall be effective unless made in writing and duly signed by the Parties referring specifically to this Agreement.

       SECTION 8.3.SCHEDULES AND EXHIBITS. All Schedules and Exhibits hereto which are referred to herein are hereby made a part hereof and incorporated herein by such reference. Each Schedule to this Agreement shall be deemed to include and incorporate all disclosures made on the other Schedules to this Agreement. Certain information set forth in the Schedules is included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in a
Schedule is or is not material for purposes of this Agreement.

       SECTION 8.4.COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which is an original, but all of which together constitute one and the same instrument.

       SECTION 8.5.SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid, binding and enforceable under Applicable Laws, but if any provision of this Agreement is held to be invalid, void (or voidable) or unenforceable under Applicable Laws, such provision shall be ineffective only to the extent held to be invalid, void (or voidable) or unenforceable, without affecting the remainder of such provision or the remaining provisions of this Agreement. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible. To the extent permitted by Applicable Laws, the Parties waive any provision of Applicable Law that renders any provision hereof prohibited or unenforceable in any respect.

       SECTION 8.6.ASSIGNABILITY. The rights under this Agreement shall not be assignable or transferable nor the duties delegable by either Party without the prior written consent of the other Party, which consent may be granted or withheld in such other Party's sole discretion; provided, however, that this Agreement may be assigned or transferred by Purchaser to any of its Affiliates without the prior consent of Seller.

       SECTION 8.7.CAPTIONS. The captions of the various Articles, Sections, Exhibits and Schedules of this Agreement have been inserted only for convenience of reference and do not modify, explain, enlarge or restrict any of the provisions of this Agreement.

       SECTION 8.8.GOVERNING LAW AND FORUM. Except with respect to matters specifically relating to the transfer of the WPDH Shares, which shall be governed by, and construed in accordance with, the law of England and Wales, this Agreement shall be governed by, and construed in accordance with, the law of the State of New York without regard to principles of conflicts of law, other than New York General Obligations Law Section 5-1401. Each of the Parties hereby irrevocably and unconditionally submits to the jurisdiction of any court of the State of New York and any federal court located in New York County, New York, with respect to any proceeding relating to this Agreement.

       SECTION 8.9.NOTICES. All notices, requests, demands and other communications under this Agreement must be in writing and must be delivered in person or sent by certified mail, postage prepaid, by overnight delivery, or by telefacsimile and properly addressed as follows:

            If to Seller:

                  Mirant Investments UK, Ltd.
                  c/o Mirant Corporation
                  1155 Perimeter Center West
                  Atlanta, Georgia 30338
                  Attention:  General Counsel
                  Facsimile: (678) 579-5771

            With a copy to:

                  Mirant Corporation
                  1155 Perimeter Center West
                  Atlanta, Georgia 30338
                  Attention:  Bruce Davis, Esq.
                  Facsimile:  (678) 579-5889

            If to Purchaser:

                  Towerweave Limited
                  c/o PPL Global, LLC

                  11350 Random Hills Road, Suite 400
                  Fairfax, VA 22030
                  Facsimile: (703) 293-2659
                  Attention: Roger L. Petersen

            With a copy to:

                  PPL Global, LLC
                  11350 Random Hills Road, Suite 400
                  Fairfax, VA 22030
                  Facsimile: (703) 293-2659
                  Attention: Robert W. Burke Jr., Esq.

Any Party may from time to time change its address for the purpose of notices to that Party by a similar notice specifying a new address, but no such change is effective until it is actually received by the Party sought to be charged with its contents. Notices which are addressed as provided in this Section 8.9 given by overnight delivery or mail shall be effective (a) upon delivery, if delivered personally or by overnight delivery, (b) five days following deposit in the United States mail, postage prepaid, if delivered by mail, or (c) at such time as delivery is refused by the addressee upon presentation. Notices which are addressed as provided in this Section 8.9 given by telefacsimile shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. All notices by telefacsimile shall be confirmed promptly by the sender after transmission in writing by certified mail or overnight delivery.

       SECTION 8.10 NO THIRD PARTY BENEFICIARIES. Except as may be specifically set forth in this Agreement, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Parties and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any Party, nor give any third Persons any right of subrogation or action against any Party.

       SECTION 8.11 NO RELATIONSHIP. Nothing in this Agreement creates or is intended to create an association, trust, partnership, joint venture or any other entity or similar legal relationship between the Parties, or impose a trust, partnership or fiduciary duty, obligation, or liability on or with respect to either Party. Neither Party is or shall act as or be the agent or representative of the other Party.

       SECTION 8.12 CONSTRUCTION OF AGREEMENT. This Agreement and any documents or instruments delivered pursuant hereto shall be construed without regard to the identity of the Person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though the Parties participated equally in the drafting of the same. Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments.

       SECTION 8.13 WAIVER OF COMPLIANCE. To the extent permitted by Applicable Laws, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition set forth herein may be waived by the Party entitled to the benefit thereof only by a written instrument signed by such Party, but any such waiver shall not operate as a waiver of, or estoppel with respect to, any prior or subsequent failure to comply therewith. The failure of a Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

       SECTION 8.14 CONSENTS NOT UNREASONABLY WITHHELD. Wherever the consent or approval of any Party is required under this Agreement, such consent or approval shall not be unreasonably withheld, delayed or conditioned unless such consent or approval is to be given by such Party at the sole or absolute discretion of such Party or is otherwise similarly qualified.

       SECTION 8.15 TIME OF ESSENCE. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

                            [SIGNATURE PAGE FOLLOWS]

            IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                    MIRANT INVESTMENTS UK, LTD.



                                    By /s/ D.L. Davis
                                      ----------------------------------------
                                    Name:  David L. Davis
                                    Title:



                                    TOWERWEAVE LIMITED

                                    By /s/ Robert W. Burke, Jr.
                                      ----------------------------------------
                                    Name: Robert W. Burke, Jr.
                                    Title: Director

                                  SCHEDULE 1.1A

                               KNOWLEDGE OF SELLER

Richard F. Owen

Brian Kramschuster

                                  SCHEDULE 1.1B

                             KNOWLEDGE OF PURCHASER

Rick Klingensmith

John Yardley

                                  SCHEDULE 1.1C

                                   WPDH SHARES

12,184,716 "A" Shares of(pound)1.00 each of Western Power Distribution Holdings Limited

4,900,000 "E" Shares of(pound)0.00001 each of Western Power Distribution Holdings Limited

                               SCHEDULE 3.1(A)(VI)

                        OFFICER AND DIRECTOR RESIGNATIONS

1.    Rick Kuester

      Director, Western Power Distribution Holdings Limited

 2.   Richard F. Owen

      Chairman and Director, Western Power Distribution Holdings
      Limited

      Chairman and Director, WPD Holdings UK Chairman and Director, WPD Holdings Limited Chairman and Director, SIUK plc Director, WPD (South West) plc Director, SIUK Investments Director, WPD Services Limited

 3.   J. William Holden

      Alternate Director, Western Power Distribution Holdings Limited Trustee, SIUK Capital Trust I

 4.   Christopher J. Edwards

      Alternate Director, Western Power Distribution Holdings Limited Director, WPD Holdings UK
      Director, WPD Holdings Limited
      Director, SIUK plc

 5.   Richard J. Pershing

      Alternate Director, Western Power Distribution Holdings Limited

 6.   Douglas L. Miller

      Trustee, SIUK Capital Trust I

 7.   Elizabeth Chandler

      Trustee, SIUK Capital Trust I